Exhibit 99.1


Sangamo BioSciences Announces Research and License Agreement With Genentech for
              ZFP Technology for Protein Pharmaceutical Production

      RICHMOND, Calif., April 30 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that it had entered into a Research and License Agreement with Genentech, Inc. Under this agreement, Sangamo will provide Genentech with access to Sangamo's proprietary zinc finger DNA-binding protein (ZFP) technology and will design and engineer ZFP nucleases (ZFN(TM)) for Genentech to evaluate and potentially use to generate cell lines with novel characteristics for protein pharmaceutical production purposes. Financial terms of the agreement were not disclosed.

      "We are very pleased to be able to provide Genentech, a leader in the discovery, development, commercialization and manufacturing of biotherapeutics, with a non-exclusive, research and commercial license to certain aspects of our ZFP technology," said Edward Lanphier, Sangamo's president and chief executive officer. "We have engineered ZFNs to facilitate the efficient generation of production cell lines with altered traits. Our technology has the potential to change the speed and efficiency of cell engineering to meet the increased demand for proteins in a variety of industries including pharmaceutical protein manufacturing."

      ZFPs are the dominant class of naturally occurring transcription factors in organisms from yeast to humans. Transcription factors, which are found in the nucleus of every cell, bind to DNA to regulate gene expression. Though there are many kinds of transcription factors, only ZFPs are amenable to engineering and precise targeting to a particular gene or genes of interest. ZFNs are engineered forms of ZFPs that also contain a nuclease component, which can induce modification of a target gene of interest.

      About Sangamo BioSciences, Inc.

      Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on HIV/AIDS, neuropathic pain, cancer, nerve regeneration, ischemic heart disease and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company's web site at http://www.sangamo.com/ .

      This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SOURCE Sangamo BioSciences, Inc.
04/30/2007

CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or Justin Jackson (media) of Burns McClellan, Inc., +1-212-213-0006/ /Web site: http://www.sangamo.com/ (SGMO)